Exhibit 10.31

SECOND AMENDMENT

TO THE

MARSH & MCLENNAN COMPANIES

SUPPLEMENTAL SAVINGS & INVESTMENT PLAN

WHEREAS, Marsh & McLennan Companies, Inc. (the “Company”) amended and restated the Marsh & McLennan Companies Supplemental Savings & Investment Plan, effective January 1, 2009 (the “Plan”);

WHEREAS, pursuant to the Employee Benefit Plan Guidelines adopted by the Board of Directors on September 18, 2003 (the “Guidelines”) and Section 8.1 of the Plan, the Company acting through its Chief Executive Officer (“CEO”) or any officer appointed directly or indirectly by the CEO, has the authority to adopt or amend the Plan if the amendment (a) is required pursuant to law or other requirement having the effect of law or (b) would reasonably be expected to have no more than a de minimis effect on the Company;

WHEREAS, the Company amended the Plan on October 26, 2010 (the “First Amendment”);

WHEREAS, the Company desires to: (1) clarify the definition of the term “Deferral Limit”; and (2) modify the initial enrollment rules for new hires and employees of acquired companies;

WHEREAS, it has been determined that the proposed changes to the Plan would be reasonably expected to have no more than a de minimis effect on the Company; and

WHEREAS, Leon J. Lichter, Vice President, Corporate Human Resources Marsh & McLennan Companies, Inc. currently is serving as the Company Representative;

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 1.12 of the Plan is hereby amended and restated to read as follows:

“1.12 Deferral Limit means, with respect to any Plan Year and only with respect to Pre-Tax Contributions made under the Basic Plan, the limit on elective deferrals for such calendar year provided by the Internal Revenue Service pursuant to Section 402(g) of the Code, including the Catch-Up Contribution limitation amount set forth in Section 414(v) of the Code with respect to an eligible individual; provided, however, that the Catch-Up Contribution limitation amount shall be added to a Participant’s Deferral Limit for a Plan Year only if he or she made Catch-Up Contributions under the Basic Plan for such Plan Year.”

2. Section 2.2(a) of the Plan is hereby amended and restated to read as follows:

“(a) New Hire. In the case of any individual who is newly hired on or after January 1, 2011 by a Participating Company and who satisfies the eligibility requirements of Section 2.1, such individual may complete and submit to the Plan Administrator his or her Enrollment Authorization and Distribution Election during the first Annual Enrollment period occurring on or after his or her date of hire; provided, however, if such individual’s date of hire occurs on or after the date the Plan Administrator, pursuant to procedures it adopts, establishes as the last day of the Annual Enrollment period for determining an individual’s eligibility to participate in the Plan, then such individual’s initial Annual Enrollment period shall be the Annual Enrollment period beginning in the next succeeding Plan Year.”

3. Section 2.2 of the Plan is amended by re-designating paragraph (c) as paragraph (d) and inserting new paragraph (c) after paragraph (b) to read:

“(c) Acquisitions. In the case of any individual who is employed by an Acquired Company on its date of acquisition by a Participating Company and satisfies the eligibility requirements of Section 2.1 of the Plan, such individual may complete and submit to the Plan Administrator his or her Enrollment Authorization and Distribution Election during the first Annual Enrollment period occurring on or after the closing date of the Acquired Company’s acquisition by a Participating Company; provided, however, if the closing date of an Acquired Company’s acquisition is scheduled to occur on or about, but no later than, the last day of a Plan Year, the Plan Administrator, at the direction of the Participating Company, shall provide an individual not otherwise eligible to participate in the Plan under the provisions of this Section 2.2(c) with his or her initial Enrollment Authorization and Distribution Election during the Annual Enrollment period occurring during the Plan Year in which the closing date of Acquired Company’s acquisition occurs; and, provided further, the acceptance of such Enrollment Authorization and Distribution Election by the Plan Administrator shall be contingent upon such acquisition closing on a date that is no later than the last day of such Plan Year.”

4. New Section 2.2(d) of the Plan is restated as follows:

“(d) No Distribution Election. If an Eligible Employee selected under Section 2.1 to participate in the Plan completes and submits to the Plan Administrator an Enrollment Authorization, but fails to timely complete and submit his or her Distribution Election to the Plan Administrator in accordance with paragraphs (a), (b) or (c) of this Section 2.2, such Eligible Employee shall be deemed to have made the default election described in Section 5.3(d) but shall be eligible to make a subsequent Distribution Election in accordance with the provisions of Section 5.3(e).”

5. Effective Date.

The provisions of the Second Amendment to the Plan are hereby effective on December 31, 2010.

IN WITNESS WHEREOF, MARSH & MCLENNAN COMPANIES, INC. has caused this Second Amendment to the Marsh & McLennan Companies Supplemental Savings & Investment Plan to be executed this 23rd day of December, 2010 by its authorized officer.

MARSH & MCLENNAN COMPANIES, INC.

By:	/s/ Leon J. Lichter
Leon J. Lichter
Vice President, Corporate Human Resources
Marsh & McLennan Companies, Inc.